AMERICAN GREETINGS ANNOUNCES REVISED EARNINGS ESTIMATE
•	Weakness in the UK operations and the promotional gift wrap business trigger a revision to the Company’s third quarter earnings estimate
•	$43 million in pre-tax ($33 million in after-tax) non-cash goodwill impairment charges also contribute to the reduction in the estimate
•	Company repurchases 2.1 million additional shares during third fiscal quarter
CLEVELAND (December 8, 2005) – American Greetings Corporation (NYSE: AM) today announced a revised earnings estimate for its fiscal third quarter ending November 30, 2005, and reported that it had repurchased an incremental 2.1 million shares during the quarter.
Revised Third Quarter Estimate
For the third quarter ending November 30, 2005, the Company is projecting earnings from continuing operations per diluted share to be between 15 and 18 cents. The Company had anticipated third quarter earnings per diluted share between 70 and 75 cents. Contributing to the Company’s revised guidance were unanticipated further weaknesses within its UK operations and disappointing Christmas shipments of domestic promotional gift wrap.
Events during the quarter led to goodwill impairment testing in two of the Company’s businesses. As a result of the testing, pre-tax goodwill impairment charges of approximately $43 million (after-tax of approximately $33 million) are expected for the quarter and also contributed to the reduction in the estimate. The two businesses involved in the goodwill impairment testing were an Australian operating unit and the Company’s retail operations segment. The goodwill impairment charges are non-cash. The Company will be issuing further guidance for its fourth quarter and full-year estimates with the release of its third quarter earnings.
Third Quarter Earnings Release
The Company will release its fiscal third quarter 2006 results on Thursday, December 22, 2005, and will webcast its conference call at 9:30 a.m. ET that same day.
Management Comment
Chief Executive Officer Zev Weiss said, “While we are disappointed with the performance of our United Kingdom and promotional gift wrap businesses, we are pleased that our initiatives in the North American cards business are creating positive momentum.”

Financing Activities
The Company purchased 2.1 million shares of common stock for $52.6 million during the fiscal third quarter under its previously announced $200 million share repurchase program. The average number of common shares outstanding (assuming dilution) during the fiscal third quarter was 78.7 million. The third quarter repurchases bring the year-to-date purchases to 6.0 million shares of common stock for $149.1 million.
About American Greetings Corporation
American Greetings Corporation (NYSE: AM) is one of the world’s largest manufacturers of social expression products. Along with greeting cards, its product lines include gift wrap, party goods, candles, stationery, calendars, educational products, ornaments and electronic greetings. Located in Cleveland, Ohio, American Greetings generates annual net sales of approximately $2 billion. For more information on the Company, visit http://corporate.americangreetings.com.
Certain statements in this release, including those under “Revised Third Quarter Estimate” and “Management Comments,” may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and may be beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward- looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following: retail bankruptcies and consolidations; successful integration of acquisitions; successful transition of management; a weak retail environment; consumer acceptance of products as priced and marketed; the impact of technology on core product sales; competitive terms of sale offered to customers; successfully implementing supply chain improvements and achieving projected cost savings from those improvements; increases in the cost of material, energy and other production costs; the Company’s ability to comply with its debt covenants; fluctuations in the value of currencies in major areas where the Company operates, including the U.S. Dollar, Euro, U.K. Pound Sterling, and Canadian Dollar; the timing and impact of new product introductions; escalation in the cost of providing employee health care; and the outcome of any legal claims known or unknown. Risks pertaining specifically to AG Interactive include the viability of online advertising, subscriptions as revenue generators and the public’s acceptance of online greetings and other social expression products and the ability of the mobile division to compete effectively in the wireless content aggregation market.
In addition, this release contains time-sensitive information that reflects management’s best analysis as of the date of this release. American Greetings does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.
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CONTACT:
Stephen J. Smith
VP, Treasurer and Investor Relations
American Greetings Corporation
216-252-4864
investor.relations@amgreetings.com

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